Exhibit 99.1

PRESS RELEASE

Counter-Terrorism Expert Joins FacePrint Global Solutions' Board of Directors

 FRESNO, CA--(MARKET WIRE)--Aug 28, 2006 -- Allan J. Balchi Jr., a 23-year United States Marine Corps veteran and an expert in military intelligence, counter-terrorism and security management, has joined the Board of Directors of FacePrint Global Solutions (FGS) (OTC BB:FCPG.OB - News).

"Allan is motivated, analytical, and a diversely experienced problem solver," said FGS Chief Operating Officer Serge Carrier. "He has the technical and tactical experience to make decisions that translate into mission success."

Mr. Balchi Jr. is the latest high-profile individual -- whose areas of expertise include security management, intelligence, counter-intelligence, counter-terrorism, and training initiative design and coordination -- and the second Marine vet to join the board of FGS. Mr. Balchi Jr. joins the team after spending years developing, consulting and coordinating training programs and curriculums for the United States Military and the law enforcement community.

As intelligence chief with Joint Task Force Six, he and an elite team of intelligence analysts were assigned to design the intelligence structure for the High Intensity Drug Trafficking Areas (HIDTA), a subordinate Law Enforcement Counter Narcotics Initiative to the Office of National Drug Control Policy (ONDCP), a component of the Executive Office of the President. The HIDTA is a resource program that provides an all-source intelligence concept for information sharing between federal, state and local law enforcement agencies involved in narcotics and money laundering investigations.

His military experience includes stints as a certified military instructor in marksmanship training, close-quarter combat, and self-defense program development. While assigned as an intelligence officer Mr. Balchi Jr. provided leadership and management training, evaluation and counseling in all aspects of operational intelligence support. He established two formal combat intelligence courses for the first and second marine aircraft wings, resulting in the creation of a new military designation. He also supervised and trained over 1,000 military trainees and junior drill instructors, as a senior USMC Drill Instructor.

Mr. Balchi Jr. also developed and conducted training courses in leadership, security management, including interior guard and force protection, intelligence, counter-intelligence, and consulting support for law enforcement agencies involved in anti-drug operations.

About FacePrint Global Solutions, Inc.: FGS marshals the considerable talent and experience of its high-tech team of professionals towards the creation of imaginative technology solutions to address the critical needs in facial recognition related to identity verification, crime-prevention and worldwide efforts against terrorism. FGS is developing a new methodology and industry standard called the "E-DNA Bioprint Coding System,"(TM) for the transmission of data related to individual faces. Grounded in biometrics, FGS's solutions encompass a unique composite-picture driven facial recognition system, as presently demanded by both the private and public sectors. FGS's goal is to become a major provider of technologies, applications and products for identity authentication and validation. FGS is headquartered in Fresno, California. (http://www.faceprint.tv).

Contact:

CONTACT:
Paul DeRiso
Core Consulting Group
TEL: 925-465-6088
FAX: 925-287-9704
http://www.faceprint.tv
paul@coreconsultingroup.com

Source: FacePrint Global Solutions